Exhibit 99.1

American Eagle Outfitters

Reports Second Quarter 2014 Results

PITTSBURGH – August 20, 2014 – American Eagle Outfitters, Inc. (NYSE:AEO) today reported earnings of $0.03 per diluted share for the second quarter ended August 2, 2014, compared to earnings of $0.10 per diluted share for the comparable quarter last year.

Jay Schottenstein, Interim CEO commented, “Although the second quarter results were slightly ahead of our expectations, they do not reflect our potential. We did, however make significant progress on our priorities to build a sustainable path to higher profitability. We successfully cleared through spring and summer merchandise and entered the second half of the year in a better inventory position. We made progress on merchandise improvements, which will ramp up through the holiday season. The teams also continued to implement omni-channel initiatives and strengthen the customer experience. We remain vigilant on expense management, while pursuing strategic initiatives crucial to our future success. We are confident that these efforts will position AEO to achieve stronger operating results and deliver increasing shareholder value.”

Second Quarter 2014 Results

•	Total net revenue decreased 2% to $711 million from $727 million last year. Revenue from new store growth nearly offset the decline in comparable sales.
•	Consolidated comparable sales decreased 7%, following a 7% decrease last year.
•	Gross profit decreased 3% to $238 million and declined 40 basis points to 33.4% as a rate to revenue. Gross margin reflected the de-leverage of buying, occupancy and warehousing costs on negative comparable sales, which was largely offset by favorability in merchandise and design costs and a slight improvement in the markdown rate.
•	Selling, general and administrative expense of $190 million increased 2% or $3.7 million. As a rate to revenue, SG&A increased 110 basis points to 26.7%. Investments in advertising, international growth, factory stores and omni-channel initiatives drove the increase, and were partially offset by reductions in overhead and variable expenses.
•	Operating income decreased 59% to $12 million. The operating margin decreased 240 basis points to 1.7%.
•	EPS of $0.03 compares to EPS of $0.10 last year.

Inventory

Total merchandise inventories at the end of the second quarter declined 15% to $393 million compared to $461 million last year. At cost per foot, inventory decreased 18%. Inventories reflect a change to ownership terms completed late last year, as we began taking ownership of inventory at the receiving port rather than the port of departure. Excluding the change in terms, inventory at cost per foot decreased in the mid single-digits. Clearance units were well below last year. Third quarter 2014 ending inventory at cost per foot is expected to decline in the low double-digits, or mid single-digits excluding the change in ownership terms.

Capital Expenditures

In the second quarter, capital expenditures totaled $74 million. For fiscal 2014, the company continues to expect capital expenditures of approximately $230 million, primarily related to new and remodeled stores, the Hazleton distribution center and information technology. In 2015, capital spending is expected to be approximately $150 million.

Real Estate

In the quarter, the company opened 20 new stores consisting of the following:

•	5 new North American mainline stores opened in underpenetrated markets,
•	10 Factory stores, and
•	3 stores in Mexico and 2 stores in China.

The company closed 5 locations, including 2 aerie stores. Additionally, the company added 7 international licensed stores and ended the quarter with 84 licensed stores in 13 countries. For 2014, the company is planning to close approximately 50 AE and 25 aerie stores in North America. For additional second quarter 2014 actual and fiscal 2014 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and investments of $263 million compared to $405 million last year.

Third Quarter Outlook

Based on a mid single-digit decline in comparable sales, management expects third quarter EPS to be approximately $0.17 to $0.19 compared to adjusted earnings of $0.19 per diluted share last year. The guidance excludes potential asset impairment and restructuring charges.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 11:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 86 licensed international franchise stores in 13 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including regarding third quarter 2014 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 2, 2014	February 1, 2014	August 3, 2013
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$262,628	$418,933	$345,188
Short-term investments	—	10,002	59,678
Merchandise inventory	393,316	291,541	461,080
Accounts receivable	47,028	73,882	45,965
Prepaid expenses and other	86,055	83,724	115,595
Deferred income taxes	41,646	45,478	41,807

Total current assets	830,673	923,560	1,069,313

Property and equipment, net	732,834	637,417	598,548
Intangible assets, net	48,510	49,271	44,658
Goodwill	13,616	13,530	13,814
Non-current deferred income taxes	13,534	24,835	25,441
Other assets	40,894	45,551	28,311

Total Assets	$1,680,061	$1,694,164	$1,780,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$254,802	$203,872	$292,120
Accrued compensation and payroll taxes	25,917	23,560	20,496
Accrued rent	75,649	76,397	74,052
Accrued income and other taxes	6,225	5,778	9,614
Unredeemed gift cards and gift certificates	29,092	47,194	26,389
Current portion of deferred lease credits	13,635	13,293	14,104
Other current liabilities and accrued expenses	34,469	45,384	28,024

Total current liabilities	439,789	415,478	464,799

Deferred lease credits	62,779	59,510	67,461
Non-current accrued income taxes	11,089	16,543	19,722
Other non-current liabilities	32,557	36,455	24,430

Total non-current liabilities	106,425	112,508	111,613

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	559,694	573,008	587,905
Accumulated other comprehensive income	15,949	12,157	24,397
Retained earnings	1,522,856	1,569,851	1,588,094
Treasury stock	(967,148)	(991,334)	(999,219)

Total stockholders’ equity	1,133,847	1,166,178	1,203,673

Total Liabilities and Stockholders’ Equity	$1,680,061	$1,694,164	$1,780,085

Current Ratio	1.89	2.22	2.30

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	August 2, 2014	% of Revenue	August 3, 2013	% of Revenue
Total net revenue	$710,595	100.0%	$727,313	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	473,048	66.6%	481,818	66.2%

Gross profit	237,547	33.4%	245,495	33.8%
Selling, general and administrative expenses	190,078	26.7%	186,336	25.6%
Depreciation and amortization	35,422	5.0%	29,734	4.1%

Operating income	12,047	1.7%	29,425	4.1%
Other income, net	850	0.1%	1,149	0.1%

Income before income taxes	12,897	1.8%	30,574	4.2%
Provision for income taxes	7,084	1.0%	10,980	1.5%

Net income	$5,813	0.8%	$19,594	2.7%

Net income per basic share	$0.03		$0.10

Net income per diluted share	$0.03		$0.10

Weighted average common shares outstanding – basic	194,511		192,731
Weighted average common shares outstanding – diluted	194,747		195,951

	26 Weeks Ended
	August 2, 2014	% of Revenue	August 3, 2013	% of Revenue
Total net revenue	$1,356,724	100.0%	$1,406,790	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	893,332	65.8%	897,686	63.8%

Gross profit	463,392	34.2%	509,104	36.2%
Selling, general and administrative expenses	375,136	27.7%	368,589	26.2%
Depreciation and amortization	67,784	5.0%	65,273	4.6%

Operating income	20,472	1.5%	75,242	5.4%
Other income, net	1,536	0.1%	467	0.0%

Income before income taxes	22,008	1.6%	75,709	5.4%
Provision for income taxes	12,329	0.9%	28,139	2.0%

Net income	9,679	0.7%	47,570	3.4%

Net income per basic share	$0.05		$0.25

Net income per diluted share	$0.05		$0.24

Weighted average common shares outstanding – basic	194,285		192,720
Weighted average common shares outstanding – diluted	194,751		196,451

AMERICAN EAGLE OUTFITTERS, INC.

GAAP to Non-GAAP EPS reconciliation

(unaudited)

13 Weeks Ended November 2, 2013
GAAP Diluted EPS	$0.13
Add back: Non-cash asset impairment charges, net of tax (1)	0.06

Non-GAAP Diluted EPS	$0.19

(1)	Non-GAAP adjustments consist of $19.3 million of pre-tax asset impairments ($11.9 million after-tax) related to the Warrendale Distribution Center.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	-7%	-7%

AE Total Brand (1)	-8%	-8%
aerie Total Brand (1)	9%	-2%

	YTD Second Quarter Comparable Store Sales
	2014	2013
American Eagle Outfitters, Inc. (1)	-9%	-6%

AE Total Brand (1)	-9%	-7%
aerie Total Brand (1)	2%	1%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Second Quarter Fiscal 2014	YTD Second Quarter Fiscal 2014	Fiscal 2014 Guidance
Consolidated stores at beginning of period	1,057	1,066	1,066
Consolidated stores opened during the period
AE Brand	20	31	50 – 60
Consolidated stores closed during the period
AE Brand	(3)	(9)	(50)
aerie	(2)	(16)	(25)

Total consolidated stores at end of period	1,072	1,072	1,041 – 1,051

Stores remodeled and refurbished during the period	13	35	45
Total gross square footage at end of period	6,632,056	6,632,056	Not Provided

International franchise stores at end of period (1)	84	84	106

(1)	International franchise stores are not included in the consolidated store data or the total gross square footage calculation.